Exhibit 99.1

Rogers Corporation Completes Acquisition of SK Utis Co., Ltd.

ROGERS, Conn.--(BUSINESS WIRE)--March 31, 2010--Rogers Corporation (NYSE: ROG) announced today that it has closed on the transaction to acquire SK Utis Co., Ltd., a high performance polyurethane foam business, from SK Chemicals Co., Ltd. of South Korea.

As previously announced on March 23, 2010, Rogers signed an agreement to acquire the intellectual property, technology assets and stock of SK Utis Co., Ltd. for US $29.1 million. Under the agreement, Rogers paid US $26.0 million upon closing to acquire all of the intellectual property, technology assets and a 90% majority equity share of SK Utis from SK Chemical and will acquire the final 10% share in two years at a fixed price of US $3.1 million.

Rogers will incorporate the business into its High Performance Foams Division, a world leader in sealing, cushioning, isolation, and energy management solutions for customers worldwide, and continue to operate the newly acquired manufacturing unit, located in Ansan, South Korea. The High Performance Foams Division currently has manufacturing locations in Woodstock, Connecticut USA, Carol Stream, Illinois USA, Bremen, Germany, and, in partnership with the INOAC Corporation of Japan, in Mie and Taketoyo, Japan and Suzhou, China.

Robert D. Wachob, Rogers’ President and CEO commented; “I am pleased to complete this acquisition as it provides the Company with opportunities to grow one of its core strategic businesses, the High Performance Foams Division, as well as gain access to a vibrant, growing market in South Korea.”

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, Connecticut US, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, and Illinois), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China and Ansan, South Korea). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the US with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release other than historical facts, including without limitation statements regarding the Company’s business strategy, future results of operations and financial position, and plans and objectives of management, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and other risk factors described in the Company’s Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission (SEC) and other Company filings with the SEC. All information in this press release is as of March 31, 2010 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com
www.rogerscorp.com